Exhibit 99.1

Uranium Resources Inc. Announces Tenth Circuit Upholds
NRC Licensing of Churchrock and Crownpoint Projects

Nuclear Regulatory Commission License allows for initial uranium production of up to 1 million pounds annually

LEWISVILLE, Texas--(BUSINESS WIRE)--March 9, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI) a uranium exploration, development and production company, announced today that the United States Court of Appeals for the Tenth Circuit on March 8, 2010 denied the petition by the Southwest Research and Information Center and other parties for review of URI’s Nuclear Regulatory Commission (NRC) license to conduct in situ recovery (ISR) uranium mining at four locations in McKinley County, New Mexico and upheld the NRC’s licensing decision in all respects.

Uranium Resources’ NRC license, the only such license in the state of New Mexico, provides for ISR mining at its Churchrock and Crownpoint projects that together hold nearly 34 million pounds of in-place mineralized uranium material. The license allows for the production of up to 1 million pounds per year from Churchrock until a successful commercial demonstration of restoration is made, after which mining on other properties can begin and the quantity of production can be increased to 3 million pounds per year. An effective underground injection control (UIC) permit from the appropriate governmental agency is the final permit needed before development can begin at the Churchrock project.

Mr. Don Ewigleben, President and CEO of Uranium Resources, noted, “This ruling is a major breakthrough for URI and upholds the NRC license that took us 10 years to obtain and as many to address in supplemental reviews and litigation. We are unique in New Mexico, because we have been awarded this license which puts us ahead of other mining companies in this uranium rich area. The ruling also demonstrates that ISR technology, including the restoration process that follows mining activity, is safe and effective.”

In 1997, the NRC, in cooperation with the Bureau of Land Management and the Bureau of Indian Affairs, issued a final environmental impact statement (“FEIS”), recommending that the NRC grant the license application to Hydro Resources, Inc. (HRI), Uranium Resources' wholly-owned subsidiary. In January 1998, the NRC issued a license for HRI to mine uranium using the ISR process. This license imposes a number of requirements on HRI. Chief among those is the requirement that, when HRI is finished mining each site, it must reclaim the site and restore the quality of the groundwater. In order to insure this restoration occurs, the license requires HRI to provide a surety to cover the estimated cost of those reclamation efforts.

In 1989, the state of New Mexico issued HRI a UIC permit for HRI’s Section 8 land and the U.S. Environmental Protection Agency approved New Mexico’s request for an aquifer exemption for the underlying aquifer. The jurisdiction of the permit was subsequently challenged by the Navajo Nation and the dispute was taken to the United States Court of Appeals for the Tenth Circuit. On January 12, 2010, oral arguments were presented to that court en banc to review the April 17, 2009 ruling by a three-judge panel of the Court that jurisdiction to issue the UIC permit rested with the EPA because HRI’s Section 8 land is Indian country. The Company is awaiting a decision by the en banc court.

Mr. Ewigleben commented, “We believe that a resolution to this matter will be positive. We intend to continue our discussions with all stakeholders in order to find a means for all to benefit and that further litigation can be avoided. We are beginning to see progress in this area and continue to believe uranium mining will be part of the state’s future.”

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor:
Kei Advisors LLC
Deborah K. Pawlowski / James M. Culligan
716-843-3908 / 716-843-3874
dpawlowski@keiadvisors.com / jculligan@keiadvisors.com
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com
or
Company:
Don Ewigleben, 972-219-3330
President & Chief Executive Officer